UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2010

BIOHEART, INC.
(Exact name of registrant as specified in its charter)

Florida	1-33718	65-0945967
(State or other jurisdiction of incorporation)	(Commission File Number) Identification No.)	(IRS Employer)

13794 NW 4th Street, Suite 212, Sunrise, Florida		33325
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (954) 835-1500

Not applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 6, 2010, the Board of Directors of Bioheart, Inc. (the "Company") appointed Samuel S. Ahn, M.D. to serve as a director of the Company. Dr. Ahn previously served as a member of the Company's Board of Directors from January 2001 thru September 2008. Dr Ahn was one of the early pioneers in developing the field of endovascular surgery by coordinating and leading the first endovascular training courses in the US and Europe as well as developing some of the endovascular devices and techniques currently in clinical use today. He is a former Professor of Surgery in the Division of Vascular Surgery at UCLA, where he was also the Director of the Endovascular Surgery Program. In 2006 Dr. Ahn founded Vascular Management Associates, Inc., a consulting and management firm that sets up outpatient endovascular centers across the US. VMA has set up 8 such sites to date and is on track to set up two more this year. In 2008, he co-founded Wright-Ahn Technology, LLC, to develop and commercialize endovascular devices. In 2009, he co-founded MediBank International, LLC, a global healthcare IT Company. Dr. Ahn graduated from the University of Texas, Southwestern Medical School in Dallas, and received his general and vascular surgical residency training at UCLA. He also earned his MBA from the UCLA Anderson School of Management in August, 2004. Dr. Ahn sits on five vascular journal editorial boards, and has published over 120 peer-reviewed manuscripts, 50 book chapters, and five textbooks, including the first and definitive textbook on Endovascular Surgery. During the past eighteen years he has consulted for over 50 biomedical companies, both new and established, and has authored over 15 patents. Dr. Ahn's experience as a medical professional, together with his experience with us, makes him well-qualified to serve on, and a valuable member of, the Company's Board of Directors.

Financial Statements and Exhibits.
Item 9.01.
(d) Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2010

BIOHEART, INC.

	By:	/s/ Mike Tomas
Mike Tomas
Chief Executive Officer